SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: August 21, 2000
(Date of earliest event reported)

Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-8185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

333 E. Main Street Midland, Michigan (Address of Principal Executive Offices)		48640 (Zip Code)

Registrant's telephone number, including area code: (517) 839-5350

Item 5.  Other Events.

     On August 21, 2000, Chemical Financial Corporation ("Chemical") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Shoreline Financial Corporation ("Shoreline"), pursuant to which Shoreline will be acquired by Chemical (the "Merger"). As a result of the Merger, each outstanding share of Shoreline common stock, without par value ("Shoreline Common Stock"), will be converted into the right to receive 0.64 shares of Chemical common stock, par value $1.00 per share ("Chemical Common Stock").

     The Merger is conditioned upon, among other things, approval by holders of a majority of Shoreline Common Stock and Chemical Common Stock and the receipt of certain regulatory and governmental approvals. It is intended that the Merger will be a tax-free reorganization. It will be treated as a pooling-of-interests for accounting and financial reporting purposes. The Merger Agreement is attached as Exhibit 2.1 and its terms are incorporated herein by reference.

     Concurrently with their execution and delivery of the Merger Agreement, Chemical and Shoreline entered into a stock option agreement (the "Stock Option Agreement"), pursuant to which Shoreline granted Chemical the right, upon the terms and subject to the conditions set forth in the Stock Option Agreement, to purchase up to 2,301,146 shares (approximately 19.999%) of Shoreline Common Stock at a price of $12.75 per share, subject to certain adjustments. The Stock Option Agreement is attached as Exhibit 2.2 and its terms are incorporated herein by reference.

     A copy of a Press Release, dated August 22, 2000, issued by Chemical and Shoreline relating to the Merger, is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits.

(c)	Exhibits:

	2.1	Agreement and Plan of Merger between Shoreline Financial Corporation and Chemical Financial Corporation, dated as of August 21, 2000.

	2.2	Stock Option Agreement, made as of August 21, 2000, by and between Chemical Financial Corporation and Shoreline Financial Corporation.

	99.1	Press Release dated August 22, 2000.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:	August 22, 20000	CHEMICAL FINANCIAL CORPORATION (Registrant)

		By:	/s/Lori A. Gwizdala
Lori A. Gwizdala Its Chief Finanical Officer

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger between Shoreline Financial Corporation and Chemical Financial Corporation, dated as of August 21, 2000.

2.2	Stock Option Agreement, made as of August 21, 2000, by and between Chemical Financial Corporation and Shoreline Financial Corporation.

99.1	Press Release dated August 22, 2000.